EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO THE ARTICLES OF INCORPORATION

OF ONSTREAM MEDIA CORPORATION

CERTIFICATE OF DESIGNATIONS

OF

SERIES A-14 PREFERRED STOCK

(Pursuant to Section 607.0602 of the
Florida Business Corporation Act)

The undersigned, a duly authorized officer of Onstream Media Corporation, a Florida corporation (the “Corporation”), DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) pursuant to Section 607.0602 of the Florida Business Corporation Act on September 17, 2010:

RESOLVED, that the Board of Directors of the Corporation pursuant to authority vested in it by the provisions of the Articles of Incorporation of the Corporation, hereby authorize the issuance of a series of preferred stock designated as the Series A-14 Preferred Stock, par value $0.0001 per share, of the Corporation and hereby fixes the designation, number of shares, powers, preferences, rights, qualifications, limitations and restrictions thereof (in addition to any provisions set forth in the Articles of Incorporation of the Corporation which are applicable to the Corporation’s preferred stock of all classes and series) as follows:

SERIES A-14 PREFERRED STOCK

1.           Designation, Amount; Par Value; Rank.  There is hereby designated a series of the Corporation’s preferred stock, par value $0.0001 per share (the “Preferred Stock”), as Series A-14 Preferred Stock (the “Series A-14 Preferred Stock”), and the number of shares so designated shall be Four Hundred Twenty Thousand (420,000) (subject to appropriate adjustment for any Recapitalizations (as defined below)).  Each share of Series A-14 Preferred Stock shall have a par value of $0.0001 per share.  The Series A-14 Preferred Stock shall be senior to the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”), and subordinate to the Corporation’s Series A-13 Preferred Stock.

2.           Definitions.  In addition to the terms defined elsewhere in this Certificate of Designations the following terms have the meanings indicated:

(a)           “Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act

(b)           “Business Day” means any day on which the Principal Market is open for trading including any day on which the Principal Market is open for trading for a period of time less than the customary time.

(c)           “Commitment Shares” has the meaning set forth in the Purchase Agreement.

(d)           “Common Stock Equivalents” means any securities of the Corporation which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

(e)           “Conversion Price” shall mean one dollar and twenty-five cents ($1.25) for the Series A-14 Preferred Stock (subject to adjustment from time to time for Recapitalizations and as otherwise set forth elsewhere herein).

(f)           “Conversion Shares” has the meaning set forth in the Purchase Agreement.

(g)           “Corporation” shall mean Onstream Media Corporation, a Florida corporation.

(h)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(i)           “Original Issue Date” shall mean the date on which the first share of Series A-14 Preferred Stock was issued.

(j)           “Person” means an individual or entity including but not limited to any limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(k)           “Principal Market” means the Nasdaq Capital Market; provided however, that in the event the Common Stock is ever listed or traded on the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, the NYSE Amex, or the OTC Bulletin Board, then the “Principal Market” shall mean such other market or exchange on which the Common Stock is then listed or traded.

(l)           “Purchase Agreement” means that certain Purchase Agreement dated September 17, 2010, between the Corporation and Lincoln Park Capital Fund, LLC, an Illinois limited liability company.

(m)           “Purchase Shares” has the meaning set forth in the Purchase Agreement.

(n)           “Recapitalization” shall mean any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event.

(o)           “Series A-14 Original Issue Price” shall mean one dollar and twenty-five cents ($1.25) per share (subject to adjustment from time to time for Recapitalizations as set forth elsewhere herein).

(p)           “Stated Value” shall mean one dollar and twenty-five cents ($1.25) per share (subject to appropriate adjustment from time to time for Recapitalizations).

(q)           “Transaction Documents” has the meaning set forth in the Purchase Agreement.

(r)           “Transfer Agent” means the transfer agent of the Corporation as set forth in the Purchase Agreement or such other person who is then serving as the transfer agent for the Corporation in respect of the Common Stock.

(s)           “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on the Principal Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Principal Market as reported by Bloomberg L.P. (based on a Business Day from 8:30 a.m. (Central Standard Time) to 3:02 p.m. (Central Standard Time), (ii)  if the Common Stock is not then listed or quoted for trading on the Principal Market and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (iii) in all other cases, the fair market value of a share of Common Stock as determined in good faith by the Board of Directors of the Corporation.

(t)           “Warrant Shares” has the meaning set forth in the Purchase Agreement.

3.           Dividends.

(a)           As and If Declared Dividends.  Except as otherwise set forth herein, the holders of outstanding shares of Series A-14 Preferred Stock shall be entitled to receive dividends or distributions on a pro rata basis according to their holdings of shares of Series A-14 Preferred Stock when, as and if declared by the Board of Directors out of any assets of the Corporation at the time legally available therefore.

(b)           5% Annual Dividend.  Notwithstanding Section 3.1(a) hereof, the holders of outstanding shares of Series A-14 Preferred Stock shall be entitled to receive an annual dividend beginning on the Original Issue Date equal to six and one quarter cents ($0.0625) per outstanding share of Series A-14 Preferred Stock (subject to appropriate adjustment in the event of a Recapitalization) (the “Annual Dividend”).  The Annual Dividend shall be paid in cash, on the one year anniversary of the Original Issue Date.  Annual Dividends shall be cumulative and shall accrue beginning on the Original Due Date whether or not earned or declared and whether or not there exist funds legally available for the payment of the Annual Dividend.  The Annual Dividend shall not be payable for any periods after the one year anniversary of the Original Issue Date.  No cash dividends or distributions shall be declared or paid or set apart for payment on the Common Stock or any stock ranking junior to the Series A-14 Preferred Stock in any calendar year unless cash dividends or distributions on the Series A-14 Preferred Stock for such calendar year are likewise declared and paid or set apart for payment.

(c)           Interest on Unpaid Dividends.  In the event that the Annual Dividend is not paid with respect to any shares of Series A-14 Preferred Stock as required to be paid pursuant to Section 3(b), the Corporation shall pay interest with respect to the unpaid amount of such Annual Dividend, at an aggregate rate per annum equal to seven and one half percent (7.50%), with such interest to accrue daily in arrears and to be compounded monthly; provided that in no event shall such interest exceed the maximum permitted rate of interest under applicable law (the “Maximum Permitted Rate”).  In the event that fulfillment of any provision hereof results in such rate of interest being in excess of the Maximum Permitted Rate, the amount of interest required to be paid hereunder shall automatically be reduced to eliminate such excess; provided that any subsequent increase in the Maximum Permitted Rate shall be retroactively effective to the date payment of the Annual Dividend is due pursuant to this Section 3 to the extent permitted by law.

4.           Liquidation Rights.

(a)           Liquidation Preference.  In the event of any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Series A-14 Preferred Stock shall be treated for this purpose as if they had been converted to shares of Common Stock at the then applicable Conversion Rate (as defined below).

(b)           Reorganization.  For purposes of this Section 4, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include, (i) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions to which the Corporation is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least fifty percent (50%) of the total voting power represented by the voting securities of the Corporation or such surviving entity outstanding immediately after such transaction or series of transactions; (ii) a sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; or (iii) any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

5.           Conversion Rights.  The holders of the Series A-14 Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Series A-14 Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A-14 Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the Series A-14 Original Issue Price by the Conversion Price.  The number of shares of Common Stock into which each share of Series A-14 Preferred Stock may be converted is hereinafter referred to as the “Conversion Rate”.  Upon any decrease or increase in the Conversion Price, as described in this Section 5, the Conversion Rate shall be appropriately increased or decreased.

(b)           Automatic Conversion.  Each share of Series A-14 Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share immediately upon the second annual anniversary of the Original Issue Date (an “Automatic Conversion Event”).  Notwithstanding the occurrence of an Automatic Conversion Event, the Corporation shall continue to be required to pay any earned but unpaid Annual Dividends, including any interest thereon, in accordance with the requirements of Section 3 of this Certificate of Designations.

(c)           Mechanics of Conversion.

(i)            Holders of Series A-14 Preferred Stock shall effect conversions, other than conversions pursuant to an Automatic Conversion Event, by providing the Corporation with a written notice of conversion (a “Notice of Conversion”).  Each Notice of Conversion shall specify the date on which such conversion is to be effected (the “Conversion Date”).  If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder.  The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.  To effect conversions of shares of Series A-14 Preferred Stock, a holder shall not be required to surrender the certificate(s) representing such shares of Series A-14 Preferred Stock to the Corporation unless all of the shares of Series A-14 Preferred Stock represented thereby are so converted, in which case such holder shall deliver the certificate representing such share of Series A-14 Preferred Stock promptly following the Conversion Date at issue.  Shares of Series A-14 Preferred Stock converted into Common Stock or redeemed in accordance with the terms hereof shall be canceled and may not be reissued.  Not later than thee (3) Business Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver or cause to be delivered to a converting holder (A) a certificate or certificates which shall be free of restrictive legends and trading restrictions representing the number of shares of Common Stock being acquired upon the conversion of shares of Series A-14 Preferred Stock and (B) a bank check in the amount of accrued and unpaid dividends.  The Corporation shall, upon request of the applicable holder, deliver any certificate or certificates required to be delivered by the Corporation under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions.  If in the case of any Notice of Conversion such certificate or certificates are not delivered to or as directed by the applicable holder by the third (3rd) Business Day after the Conversion Date, such holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Corporation shall immediately return any certificates representing the shares of Series A-14 Preferred Stock tendered for conversion.

(ii)           Notwithstanding the foregoing, on the date of an Automatic Conversion Event, the outstanding shares of Series A-14 Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or the Transfer Agent.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series A-14 Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series A-14 Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series A-14 Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

(iii)          The Corporation’s obligations to issue and deliver the Conversion Shares upon conversion of Series A-14 Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by a holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by a holder or any other Person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to a holder in connection with the issuance of such Conversion Shares.  In the event a holder shall elect to convert any or all of its Series A-14 Preferred Stock into shares of Common Stock, the Corporation may not refuse conversion based on any claim that such holder or any one associated or affiliated with such holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice, restraining and/or enjoining conversion of all or part of the Series A-14 Preferred Stock shall have been sought and obtained and the Corporation posts a surety bond for the benefit of such holder in the amount of 150% of the Stated Value of the Series A-14 Preferred Stock outstanding, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder to the extent it obtains judgment.  In the absence of an injunction precluding the same, the Corporation shall issue Conversion Shares.  Nothing herein shall limit a holder’s right to pursue actual damages for the Corporation’s failure to deliver certificates representing shares of Common Stock upon the conversion within the period specified herein and such holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(iv)          In addition to any other rights available to a holder of Series A-14 Preferred Stock, if the Corporation fails to cause the Transfer Agent to transmit to such holder a certificate or the certificates representing the Conversion Shares pursuant to a conversion on or before the Share Delivery Date or within three (3) Business Days of an Automatic Conversion Event (as applicable),  and if after such date such holder is required by its broker to purchase (in an open market transaction or otherwise) or such holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such holder of the Conversion Shares which such holder anticipated receiving upon such exercise (a “Buy-In”), then the Corporation shall (A) pay in cash to such holder the amount, if any, by which (x) such holder’s total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the amount obtained by multiplying (1) the number of Conversion Shares that the Corporation was required to deliver to such holder in connection with the exercise at issue times (2) the price at which the sell order giving rise to such purchase obligation was executed, and (B) at the option of such holder, either reinstate the number of shares of Series A-14 Preferred Stock for which such conversion was not honored (in which case such conversion shall be deemed rescinded) or deliver to such holder the number of shares of Common Stock that would have been issued had the Corporation timely complied with its exercise and delivery obligations hereunder.  Such holder shall provide the Corporation written notice indicating the amounts payable to such holder in respect of the Buy-In.   Nothing herein shall limit a holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver certificates representing shares of Common Stock upon conversion of the Series A-14 Preferred Stock as required pursuant to the terms hereof.

(v)            The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock solely for the purpose of issuance upon conversion of the Series A-14 Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the holders of such shares of Series A-14 Preferred Stock, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Corporation as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments set forth in this Certificate of Designations) upon the conversion of all outstanding shares of Series A-14 Preferred Stock.  The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, non-assessable and registered for public sale in accordance with the terms of the Registration Rights Agreement (as defined in the Purchase Agreement).

(vi)          Upon a conversion hereunder, the Corporation shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but instead shall make a cash payment in respect of any final fraction of a share based on the VWAP at such time.

(vii)         The issuance of certificates for shares of the Common Stock on conversion of the Series A-14 Preferred Stock shall be made without charge to the holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the holder of such shares of Series A-14 Preferred Stock so converted.

(d)           Beneficial Ownership Limitation.  The Corporation shall not effect any conversion of the Series A-14 Preferred Stock, and a holder of the Series A-14 Preferred Stock shall not have the right to convert any portion of the Series A-14 Preferred Stock, pursuant to Section 5 or otherwise, to the extent that after giving effect to such issuance after  conversion, such holder (together with such holder’s Affiliates, and any other Persons acting as a group together with such holder or any of such holder’s Affiliates), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by a holder of Series A-14 Preferred Stock and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Series A-14 Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, nonconverted Series A-14 Preferred Stock beneficially owned by such holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Corporation (including, without limitation, any other  Common Stock Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 5(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.   To the extent that the limitation contained in this Section 5(d) applies, the determination of whether the Series A-14 Preferred Stock is convertible (in relation to other securities owned by such holder together with any Affiliates) and of which shares of Series A-14 Preferred Stock are convertible shall be in the sole discretion of such holder, subject to the Beneficial Ownership Limitation.   In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder.  For purposes of this Section 5(d), in determining the number of outstanding shares of Common Stock, a holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Corporation’s most recent periodic or annual report filed with the Securities and Exchange Commission, as the case may be, (B) a more recent public announcement by the Corporation or (C) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a holder of Series A-14 Preferred Stock, the Corporation shall within two (2) Business Days confirm orally and in writing to such holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Series A-14 Preferred Stock, by such holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported.  The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the shares of Series A-14 Preferred Stock held by such holder.  A holder, upon not less than Sixty-One (61) days’ prior notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 5(d) with respect to such holder, provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of the Series A-14 Preferred Stock held by such holder and the provisions of this Section 5(d) shall continue to apply.  Any such increase or decrease will not be effective until the sixty-first (61st) day after such notice is delivered to the Corporation.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 5(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

(e)           Compliance with Principal Market Rules.  The Corporation shall not be required to issue any shares of Common Stock upon the conversion of the Series A-14 Preferred Stock if such issuance would breach the Company's obligations under the rules or regulations of the Principal Market.

(f)            Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)           Adjustments for Subdivisions or Combinations of Series A-14 Preferred Stock.  In the event the outstanding shares of Series A-14 Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Series A-14 Preferred Stock, the Series A-14 Original Issue Price and Liquidation Preference of the Series A-14 Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Series A-14 Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Series A-14 Preferred Stock, the Series A-14 Original Issue Price and Liquidation Preference of the Series A-14 Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 4 above, if the Common Stock issuable upon conversion of the Series A-14 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series A-14 Preferred Stock shall have the right thereafter to convert such shares of Series A-14 Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such Series A-14 Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A-14 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A-14 Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A-14 Preferred Stock.

(j)            No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A-14 Preferred Stock against impairment.

(k)           Notice to Holders.  If (i) the Corporation shall declare a dividend (or any other distribution) on the Common Stock; (ii) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock; (iii) the Corporation shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights; (iv) the approval of any shareholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, of any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property; (v) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of the Series A-14 Preferred Stock, and shall cause to be mailed to each holder of Series A-14 Preferred Stock at its last address as its shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange providing failure to so notify the holder shall not invalidate any such corporate action.

6.            Voting.  Except as required by applicable law, the holders of Series A-14 Preferred Stock shall have no voting rights associated with such Series A-14 Preferred Stock. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding shares of Series A-14 Preferred Stock shall be required to (a) amend, alter or repeal any provision of the Articles of Incorporation or Bylaws of the Corporation in a manner that adversely affects the powers, preferences or rights of the Series A-14 Preferred Stock, or (b) increase or decrease (other than for decreases resulting from conversion of the Series A-14 Preferred Stock) the authorized number of shares of Series A-14 Preferred Stock.

7.            Redemption.  Subject to the requirements of this Section 7, the Corporation may, at its option (the “Redemption Option”), elect to redeem all (but not less than all) of the outstanding shares of Series A-14 Preferred which have not been converted into Common Stock pursuant to Section 5 hereof by paying the holder thereof in cash an amount per share equal to one dollar and fifty-six cents ($1.56) (as appropriately adjusted to reflect any Recapitalizations) plus an amount equal to all accrued and unpaid dividends thereon (the “Redemption Price”).  In the event that the Corporation elects to exercise the Redemption Option, it shall provide written notice (the “Redemption Notice”) of such election to the holders of the Series A-14 Preferred Stock.  Each holder of Series A-14 Preferred Stock shall have ten (10) Business Days following its receipt of the Redemption Notice to deliver a Notice of Conversion with respect to all (but not less than all) of its shares of Series A-14 Preferred Stock (the “Delivery Deadline”).  If a holder of Series A-14 Preferred Stock delivers a Notice of Conversion with respect to the shares of Series A-14 Preferred Stock subject to the Redemption Notice, then the Corporation shall no longer have the right to redeem such shares of Series A-14 Preferred Stock and such shares of Series A-14 Preferred Stock shall be converted into shares of Common Stock in accordance with Section 5 of this Certificate of Designations.  The Corporation shall pay any holder of Series A-14 Preferred Stock the Redemption Price with respect to such holder’s shares of Series A-14 Preferred Stock to be redeemed no later than three (3) Business Days after the expiration of the Delivery Deadline.  The Redemption Notice shall be irrevocable once delivered to a holder of the Series A-14 Preferred Stock.  Any shares of Series A-14 Preferred Stock that are redeemed or otherwise acquired by the Corporation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

8.            Miscellaneous.

(a)           The headings herein are for convenience only, do not constitute a part of this Certificate of Designations and shall not be deemed to limit or affect any of the provisions hereof.

(b)           Any notice required or permitted by the provisions of this Certificate of Designations to be given to a holder of shares of Series A-14 Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Florida Business Corporation Act, and shall be deemed sent upon such mailing or electronic transmission.

(c)           Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing shares of Series A-14 Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation, or, in the case of any such mutilation or surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of Series A-14 Preferred Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A-14 Preferred Stock represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

(d)           No provision of this Certificate of Designations may be amended, except in a written instrument signed by the Corporation and holders of at least a majority of the shares of Series A-14 Preferred Stock then outstanding.  Any of the rights of the holders of the Series A-14 Preferred Stock set forth herein may be waived by the affirmative vote of holders of at least a majority of the shares of Series A-14 Preferred Stock then outstanding, except that each holder may waive its own rights as provided in this Certificate of Designations.

[Signature page follows.]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Designations to be duly executed as of this 17th day of September 2010.

ONSTREAM MEDIA CORPORATION

By:	/s/ Randy S. Selman
Name: Randy Selman
Title: President